Exhibit o

                PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS
                                  (the "Fund")

                           SECOND AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

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                PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS
                                  (the "Fund")

                           SECOND AMENDED AND RESTATED
                           PLAN PURSUANT TO RULE 18f-3
                                    under the
                         INVESTMENT COMPANY ACT OF 1940

1.       Introduction
         ------------

         Pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), this Plan describes the multi-class system for the Fund, including the separate classes of shares' arrangements for distribution, the method for allocating expenses to those classes and any related conversion or exchange privileges applicable to these classes.

         Upon the original effective date of this Plan, the Fund shall offer multiple classes of shares, as described herein, pursuant to Rule 18f-3 and this Plan.

2.       The Multi-Class Structure
         -------------------------

         The portfolios of the Fund listed on Schedule A hereto shall offer two classes of shares, Class X and Class Y ("Multi-Class Portfolios"). Shares of the Multi-Class Portfolios shall represent an equal pro rata interest in the respective Multi-Class Portfolio and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined by Section 2(b), below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, Class X and Class Y shares shall have the features described in Sections a, b, c and d, below.

         a.       Distribution Plan
                  -----------------

         The Fund has adopted a Distribution Plan pursuant to Rule 12b-1 with respect to Class Y shares for each Multi-Class Portfolio, containing substantially the following terms:

         Class Y shares of each Multi-Class Portfolio shall reimburse Phoenix Equity Planning Corporation (the "Distributor") for costs and expenses incurred in connection with distribution and marketing of shares of the Fund, as provided in the Distribution Plan and any supplements thereto, subject to an annual limit of 0.25% of the average daily net assets of a Multi-Class Portfolio's Class Y shares.


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                                      -2-


         b.       Allocation of Income and Expenses
                  ---------------------------------

                  i.       General.
                           --------

                  The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Multi-Class Portfolio shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Multi-Class Portfolio. Expenses to be so allocated include expenses of the Fund that are not attributable to a particular Multi-Class Portfolio or class of a Multi-Class Portfolio but are allocated to a Multi-Class Portfolio ("Fund Expenses") and expenses of a particular Multi-Class Portfolio that are not attributable to a particular class of that Multi-Class Portfolio ("Portfolio Expenses"). Fund Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees. Portfolio Expenses include, but are not limited to, certain state registration fees, custodial fees, advisory fees and other expenses relating to the management of the Multi-Class Portfolio's assets.

                  ii.      Class Expenses.
                           ---------------

                  Expenses attributable to a particular class ("Class Expenses") shall be limited to: (1) transfer agency fees; (2) stationery, printing, postage, and delivery expenses relating to preparing and distributing shareholder reports, prospectuses, and proxy statements; (3) state Blue Sky registration fees; (4) SEC registration fees; (5) expenses of administrative personnel and services to the extent related to another category of class-specific expenses; (6) trustees' fees and expenses; (7) accounting expenses, auditors' fees, litigation expenses, and legal fees and expenses; and
(8) expenses incurred in connection with shareholder meetings. Expenses described in (a) above must be allocated to the class for which they are incurred. All other expenses described in this paragraph will be allocated as Class Expenses, if the Fund's President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended ("Code").

                  In the event that a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Fund Expense or Portfolio Expense as applicable, and in the event a Fund Expense or Portfolio Expense becomes allocable as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and Board approval or ratification.

                  The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto as set forth in this Plan shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" of the Fund, as defined in the 1940 Act ("Independent Trustees").


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                  iii.     Waivers or Reimbursements of Expenses
                           -------------------------------------

                  Investment Advisor may waive or reimburse its management fee in whole or in part provided that the fee is waived or reimbursed to all shares of the Fund in proportion to the relative average daily net asset values.

                  Investment Advisor or a related entity who charges a fee for a Class Expense may waive or reimburse that fee in whole or in part only if the revised fee more accurately reflects the relative cost of providing to each Multi-Class Portfolio the service for which the Class Expense is charged.

                  Distributor may waive or reimburse a Rule 12b-1 Plan fee payment in whole or in part.

         c.       Exchange Privileges
                  -------------------

         Shareholders of a Multi-Class Portfolio may exchange shares of a particular class for shares of the same class in another Multi-Class Portfolio, at the relative net asset values of the respective shares to be exchanged and with no sales charge, provided the shares to be acquired in the exchange are, as may be necessary, qualified for sale in the shareholder's state of residence and subject to the applicable requirements, if any, as to minimum amount. Each Multi-Class Portfolio reserves the right to temporarily or permanently terminate exchange privileges, impose conditions upon the exercision of exchange privileges, or reject any specific order for any dealer, shareholder or person whose transactions seem to follow a timing pattern, including those who request more than one exchange out of a Multi-Class Portfolio within any thirty (30) day period. Each Multi-Class Portfolio reserves the right to terminate or modify these exchange privileges at any time upon giving prominent notice to shareholders at least 60 days in advance.

         d.       Conversion Feature
                  ------------------

         There shall be no conversion rights between classes of shares of a Multi-Class Portfolio.

3.       Board Review
         ------------

         a.       Approval of Second Amended and Restated Plan
                  --------------------------------------------

          The Board of Trustees, including a majority of the Independent Trustees, at a meeting held on November 28, 2001, approved the Second Amended and Restated Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Multi-Class Portfolio individually and of the Funds. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.


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                                      -4-

         b.       Approval of Amendments
                  -----------------------

         The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Multi-Class Portfolio individually and of the Funds. Such funding shall be based on information required by the Board and furnished to them that the Board deems reasonably necessary to evaluate the proposed amendment.

         c.       Periodic Review
                  ---------------

         The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

4.       Contracts
         ---------

         Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

5.       Effective Date
         --------------

         The Second Amended and Restated Plan, having been reviewed and approved by the Board of Trustees and the Independent Trustees, shall take effect as of January 1, 2001.

6.       Amendments
         ----------

         The Plan may not be amended to modify materially its terms unless such amendment has been approved in the manner specified in Section 3.b. of this Plan.


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                                                                      SCHEDULE A
                                                                      ----------

PHOENIX DUFF & PHELPS INSTITUTIONAL MUTUAL FUNDS

         INSTITUTIONAL GROWTH STOCK PORTFOLIO
         INSTITUTIONAL MANAGED BOND PORTFOLIO